MERCHANDISING LICENSE AGREEMENT

1.	Licensor:	Dussault Apparel Inc (“Licensor”)
2250 East Hastings Street
Vancouver, BC V5L1V4
Attention: Mr. Jason Dussault
Phone: 604 222 2010

	Licensee:	USPA Accessories, LLC d/b/a Concept One
Accessories (“Licensee”)
119 West 40th Street
New York, NY 10018
Attention: Mr. Sam Hafif,
Phone: 212 868 2590; Fax: 212 868 2595

Licensor’s
	Representative:	Bill Macdonald
Macdonald Tuskey Law Corp
1210 777 Hornby Street
Vancouver BC, V6Z 1S4
Phone: (604) 648-1670; Fax (604) 687-3214

3.	Proprietary Subject Matter:

Any and all designs submitted by Dussault Apparel Inc.

4.	Articles: The following products utilizing, bearing or otherwise relating to the Proprietary Subject Matter:

	(a)	belts (for pants or jeans as an example) of all materials;

	(b)	wallets and purses of all materials;

	(c)	messenger bags of all materials;

	(d)	laptop bags (with or without accordion folds) of materials all

(e)	bags or soft sided luggage of any size or design, with or without straps or handles, of all materials

(f)	belt buckles of all materials

(g)	headwear (hats, bandana’s as an example) of all materials

(h)	apparel, (including but not limited to t-shirts, screened shirts, polo shirts, buttoned shirts, leather shirts/jackets, hoodies, etc.), of all materials

(i)	gloves of all materials

Unless otherwise indicated by the text of this Agreement, the above shall be collectively referred to herein as “Articles.”

5.	Territory: United States, Canada, European Union and Japan

6.

Term: The term shall commence on the date this Agreement is executed by all parties and shall expire on November 1, 2011, unless sooner terminated as provided in Exhibit “A” hereto (the “Initial Term”). This Agreement shall automatically renew for one two (2) year term (the “First Renewal Term”) if Licensee achieves minimum net sales of one million dollars ($1,000,000) within the Initial Term. This Agreement shall automatically renew for another two (2) year term (the “Second Renewal Term”) if Licensee achieves minimum net sales of two million dollars ($2,000,000) within the First Renewal Term. Notwithstanding the foregoing, Licensee may elect not to renew this Agreement by delivering to Licensor a written notice, not less than ninety (90) days prior to the expiration of the Initial Term, or First Renewal Term as the case may be, stating that it does not intend to renew this Agreement. Any reference hereinafter to the “Term” shall be deemed to be a reference to the Initial Term and the Renewal Terms, if any.

7.	Exclusivity (check one): X Non-exclusive license as defined in Paragraph 21.1

8.	Royalty Rate: Ten Percent (10%) of Net Sales as defined in Paragraph 19.2 paid to Licensor (the “Royalty Rate”).Royalty Rate payments will be submitted for dispersal quarterly on the calendar year.

9.

Channels of Distribution: including Specialty Sports Retailers, Specialty Chain Stores, Specialty Footwear Stores, and Off Price Retailers, to be approved by Licensor (“Channels of Distribution”), excluding high-end specialty retail and department stores, with any approvals or non-approvals not to be unnecessarily withheld.

10.	Earliest In-Store Date: November 1, 2009.

11.	Shipping Date For Each Category of Articles (a) Through (i), Above: Not later than the earlier of December 31, 2009 or four (4) months from the date of Sample Approvals (“Shipping Date”).

12.	Copyright and Trademark Notices:

Copyright:	© 200_ Dussault Apparel Inc.
All Rights Reserved

Trademark:	[Proprietary Subject Matter]®

13.

Approvals: All Articles, any related packaging and advertising and any use of the Proprietary Subject Matter or other trademarks or any intangible property rights of Licensor and all Channels of Distribution must be approved by Licensor in writing before distribution or sale by Licensee. Such approvals or disapprovals are within Licensor’s sole discretion, any submission not approved in writing is deemed disapproved. Notwithstanding the foregoing, if the Licensor does not object in writing within ten (10) business days of notification seeking approval, such approval shall be deemed to have been provided.

14.	Insurance Amount:	$1,000,000.00.

15.	Samples:	12 of each Article.

16.	Special Provisions:

(i)

Any articles purchased by Licensor may be sold or otherwise disposed of or used at Licensor’s sole discretion with no obligation or liability to Licensee for any reason. There shall be no royalties with respect to Samples or Articles purchased by Licensor from Licensee.

	(ii)	Licensor shall during the Term:

		(a)	co-operate with and assist Licensee in selling to Channels of Distribution and developing a catalogue of Articles to be sold at or through retailers in the Channels of Distribution ;

(b)	assist Licensee in establishing relationships with existing and potential third party buyers of Articles;

(c)	develop, in conjunction with Licensee, merchandise tie-ins to current and future Articles;

(d)

promote the Articles supplied to or to be supplied to retail stores and, whenever reasonably possible and within their power, cause Jason Dussault to promote the Articles in public appearances, as well as in print, radio and television programs or interviews of or with Jason Dussault and or other representatives of Dussault Apparel Inc;

(e)

the Licensor shall utilize it's reasonable best efforts to promote, extend and maximize sales of the licensed products and the reputation of the product throughout the Territory. The Licensor will recommend products to Authorized Sales Agents based upon their customer’s needs and interests. The Licensor shall utilize reasonable best efforts to Contact Authorized Sales Agents and their prospective customers to explain products and solicit orders. The Licensor shall consult with Authorized Sales Agents after sales or contract signings to solve problems and provide ongoing support. Monitor market conditions, product innovations and competitors pricing;

(f)	the Licensor agrees to provide initial design concepts, and to supervise design of the lines at least 2x per year (Spring, Fall), according to a line plan and calendar requested by Licensee;

(g)

the Licensor and the licensee shall create each season a program of design themes and concepts with respect to the design of the licensed products. The Licensor and the licensee shall confer on Design concepts and will make such modifications as are required to meet the Licensor's final approval which may be granted or withheld in Licensor's sole discretion; and

(h)

promote the Articles through paid advertising, promotion, trade show and other means as the parties hereto may mutually agree upon from time-to- time, the cost of which shall be paid by Licensee and deducted from gross receipts for purposes of determining Gross Income.

(iii)	Subject to the terms of this Agreement and any required approvals, Licensee shall use commercially reasonable efforts to promote, sell and distribute the Articles and Licensee shall be responsible for all aspects of the design, development, manufacturing, advertising, marketing, sale and distribution of the Articles, including, but not limited to the following:

(a)	product design and development;

(b)	order processing;

(c)	transaction processing;

(d)	order fulfillment;

(e)	shipping and distribution;

(f)	sales reporting;

(g)	cash management and disbursement.

17.	Additional Terms: The attached Exhibit “A” (Additional Terms and Conditions) is incorporated herein by this reference.

By signing below, Licensee affirms that it is in agreement with the foregoing and that it has read and understands and agrees to be bound by Exhibit “A” (Additional Terms and Conditions) attached hereto and forming a part hereof. Licensee further agrees that this Agreement shall also serve an invoice to Licensee with respect to the amounts payable as set forth above and Licensee agrees to pay such amounts to Licensor as and when specified above. This Agreement shall not be binding upon Licensor until fully executed and delivered.

ACCEPTED AND AGREED TO:

Dussault Apparel Inc	Concept One Accessories, Inc.
A Nevada Corporation	A New York Corporation
By: ______________________________	By: ____________________________
Jason Dussault, President
Print Name: ______________________
Date: ____________________________	Title: ___________________________
Date: ___________________________

EXHIBIT “A”
MERCHANDISING LICENSE AGREEMENT ADDITIONAL TERMS AND CONDITIONS

     These Additional Terms and Conditions shall be deemed fully incorporated in the Merchandising License Agreement (“Underlying Agreement”) to which this Exhibit “A” is attached, and these Additional Terms and Conditions and the Underlying Agreement shall hereinafter be collectively referred to as the “Agreement.” All terms shall, unless expressly provided to the contrary herein, have the same respective meanings as set forth in the Underlying Agreement. Unless expressly provided to the contrary herein, to the extent that any provision of these Additional Terms and Conditions conflicts with any provision of the Underlying Agreement, the Additional Terms and Conditions shall control.

18. Further Conditions on Grant of Rights.

     Licensor hereby grants to Licensee, and Licensee hereby accepts, the right and license to utilize during the Term the Proprietary Subject Matter, including any associated Trademark, solely on or in connection with the manufacture and sale of Articles in the Territory, subject to the terms and conditions hereunder. Licensee shall be entitled to sell Articles solely in the Channels of Distribution set forth in Paragraph 9 of the Underlying Agreement; provided further that in the event Licensor shall own or operate or license an official website, Licensee’s channels of distribution on the Internet shall consist of said official website, except as Licensor shall give its written consent. No such sales shall be on an approval, consignment, guaranteed sale or return basis. Licensee agrees that it will not make or authorize any use, direct or indirect, of the Articles outside the Territory and that it will not intentionally sell Articles to persons who intend or are likely to resell them outside the Territory.

19. Consideration.

      19.1 INTENTIONALLY OMITTED

      19.2 Licensee shall pay to the Licensor their respective Royalty Rate as specified in Paragraph 8. Royalties shall be paid on all Net Sales of Licensee arising out of or in connection with the commercial exploitation of this license or the Articles. As used herein the term "Net Sales" shall mean the invoice price charged by LICENSEE for Licensed Products sold and shipped by LICENSEE (exclusive of any "value added tax") less (a) refunds, credits, and allowances actually made or allowed to customers for returned Licensed Products; and (b) trade discounts exclusive of anticipations afforded to and actually taken by customers in payment of Licensed Products and (c) customary trade allowances, including, but not limited to, warehouse allowances, damage allowances, new store allowances, advertising and co-op allowances, mark-down allowances and gross margin payments or credits, actually allowed and taken by customers. . Articles shall be considered sold when invoiced.

      19.3 All royalties due Licensor as set forth in this Agreement shall be collectively referred to as “Royalties.” Royalties, gross sales and gross revenues for purposes of determining Royalties hereunder shall accrue when the Articles are billed and paid for and when any other revenues are actually received and are payable in accordance with Paragraph 20 below.

      19.4 If withholding taxes based on Licensor’s direct net income taxes are required, Licensee may deduct the required amount from Royalties prior to remitting same to Licensor, provided Licensee provides Licensor with a copy of such withholding tax payment prior to such deduction and provides Licensor with the appropriate tax credit forms within sixty (60) days of payment and shall reimburse Licensor for the amounts deducted from Royalties for withholding taxes in the immediately following Royalty Report in the event that it is reasonably determined by Licensor’s certified public accountant that the tax credit for such withholding taxes will be allowed to Licensee only under applicable law and may not be passed through to Licensor.

      20. Accounting; Auditing.

     On such form as Licensor may from time to time provide to Licensee, Licensee shall (i) render royalty reports (“Royalty Reports”) to Licensor on a quarterly basis within thirty (30) days after the close of each calendar quarter during the Term hereof, whether or not any payment is shown to be due to Licensor along with such Royalty Reports. If the Territory covers more than one country, Royalty Reports shall be prepared on a country-by-country basis. Royalties may be computed in the currency of the country where earned and paid to the Licensor in U.S. Dollars at the exchange rate received by Licensee at the time of conversion. Licensee shall be solely responsible for all costs of any currency conversion to U.S. Dollars, and such costs shall not reduce the amounts due to Licensor hereunder. Acceptance of Royalties by Licensor shall not preclude Licensor from questioning the correctness of same at any time. All Royalties shall be made without set-off of any amount whatsoever, whether based upon any claimed debt or liability of Licensor to Licensee.

     20.1 Licensee shall keep and maintain accurate books of account and records covering all transactions relating to this Agreement. Licensor or its designee shall be entitled to (i) audit and inspect such books and records no more than once annually, at any time or times during or after the Term of the Agreement during reasonable business hours and upon five (5) days prior written notice to Licensee, and (ii) make copies of summaries of such books and records. All such books of account and records shall be retained by Licensee for a minimum of three (3) years after expiration or termination of this Agreement. If Licensor’s duly authorized representative discovers a deficiency in the Royalties paid to Licensor for any period under audit (an “Audit Deficiency”), Licensee shall promptly pay such audit Deficiency to Licensor and, if such Audit Deficiency is five percent (5%) or more of the Royalties paid to Licensor for such audit period, Licensee shall also reimburse Licensor for all reasonable costs and expenses incurred by Licensor in connection with such audit. In calculating costs for an internal auditor to perform such audit, Licensor shall bill its personnel costs incurred in performing such audit on an hourly basis at the hourly salaried rate of the personnel performing such services multiplied by a factor of 1.25, to take into account employment taxes, etc., not to exceed a combined cost of US$35.00 per hour. If such Audit Deficiency is twenty percent (20%) or more of the Royalties paid to Licensor for such audit period, then in addition to the above, Licensor may, at its sole option, immediately terminate the Agreement upon notice to Licensee, even if Licensee tenders the Audit Deficiency and associated costs and expenses to Licensor.

       20.2 Without prejudice to any other rights of Licensor hereunder, time is of the essence regarding all payments due hereunder and Licensee shall pay interest on any Audit Deficiency, as well as on all delinquent Royalty payments hereunder, at one percent (1%) plus the "prime rate" established by the Bank of America in San Francisco, compounded annually at the rate form time to time in effect and calculated from the date on which such payment was due.

21. Exclusivity.

      21.1 If, and only if, the Underlying Agreement specifies that Licensee's license hereunder is exclusive, Licensor shall not, except as otherwise provided herein, grant any other licenses effective during the Term for the use of the Proprietary Subject Matter in connection with the manufacture, distribution and sale in the Channels of Distribution in the Territory of the Articles as expressly described in the Underlying Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Licensor from granting any licenses for the use of the Proprietary Subject Matter other than as provided herein, or from utilizing the Proprietary Subject Matter in any manner whatsoever other than as provided herein

22. Copyright, Trademarks, etc.

     22.1 Licensee's use of the Proprietary Subject Matter shall inure exclusively to the benefit of Licensor, and Licensee shall not acquire any rights therein. Licenseerecognizes the value of the goodwill associated with the Proprietary Subject Matter and that the Proprietary Subject Matter has acquired secondary meaning in the mind of the public. Licensee agrees, during the Term and thereafter, never to contest the rights of Licensor in such Proprietary Subject Matter or the validity of the license herein granted to it. Licensee shall not at any time apply for any registration of any copyright, trademark, patent, or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Licensor in and to the Proprietary Subject Matter nor file any document with any governmental authority or otherwise to take any action which would adversely affect any of such ownership or rights in and to the Proprietary Subject Matter, or assist anyone else in doing so.

     22.2 Ownership of all intellectual property rights, whether recognized currently or in the future, including, without limitation, copyright, patent and trademark rights, in the Articles and in all artwork, packaging, copy, literary text, advertising material and promotional material of any sort utilizing the Proprietary Subject Matter, including all such material developed by Licensee, shall vest in Licensor and title thereof shall be it the name of Licensor, or its respective designees. All such items and all Articles shall bear the copyright and trademark notices specified in Paragraph 12 and any other legal notices which Licensor may form time to time prescribe which shall be incorporated in the next production run unless otherwise required by law. With the exception of (i) the Proprietary Subject Matter, any other intellectual property of Licensor (all of which shall be owned by Licensor and (ii) the trademarks Concept 1, Concept One and Concept One Accessories, and any trade use currently and/or normally associated with, used or owned by Licensee, all of which shall be owned by Licensee, Licensee and Licensor will jointly own all styles, designs, logos and other materials or intellectual property developed by Licensee in connection with the Articles and manufacturing, sale and distribution of the Articles. Licensee shall enter into written agreements with all of its independent contractors (i) providing that all artwork and designs created by them in the course of Licensee's performance under this Agreement shall be the joint property of Licensor and Licensee either as works for hire under United States copyright law or otherwise, and (ii) obligating them to assign all rights in such artwork and designs jointly to Licensor and Licensee. Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any such artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions). Licensee shall furnish to Licensor at Licensor's request, full information concerning the invention and creation of such artwork and designs, together with the originals of assignments of all rights therein obtained from all such third parties to Licensor and Licensee. After termination of this Agreement, neither party shall use any jointly owned styles, designs, logos and other materials or intellectual property without the written consent of the other party.

     22.3 Licensee shall assist Licensor, at Licensor's request and expense, in the procurement and maintenance of Licensor's rights in the Proprietary Subject Matter (including all intellectual property rights, whether recognized currently or in the future). In connection therewith, Licensee shall, without limitation, execute and deliver to Licensor in such form as it may reasonably request, all instruments and sufficient samples necessary to (i) effectuate copyright and trademark protection, (ii) record Licensee as a registered user of any trademark pursuant to this Agreement, or (iii) cancel any such registration that conflicts with Licensor’s rights in the proprietary subject matter. Such registration shall be handled by attorneys selected or approved by Licensor.

     22.4 Licensor and Licensee shall cooperate to ensure that third parties may not unlawfully infringe or engage in any acts of unfair competition involving the Proprietary Subject Matter. Licensee shall promptly notify the Licensor of any such infringements or acts of unfair competition by third parties that comes to its attention. Licensor shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or Licensee's name and to control, all actions against third parties relating to Licensor's copyrights, trademarks, and other proprietary right in and to the Proprietary Subject Matter, at Licensor's expense. With respect to any such actions, Licensor shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. Licensor shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits. Licensee shall not, without Licensor’s prior written consent, institute any suit or take any action on account of such infringements, acts or unfair competition or unauthorized uses. Licensor shall incur no liability to Licensee by reason of Licensor's refusal to permit Licensee to prosecute any alleged infringement by third parties, nor by reason of any settlement which Licensor may agree. In the event Licensor institutes any such action in the name of Licensee, Licensor shall indemnify Licensee for any and all costs, demands, damages associated with the action, including reasonable attorneys’ fees and may use any recovery from a defendant in such action to pay same.

     22.5 Licensee shall not use Licensor’s name, or the Proprietary Subject Matter, other than as permitted hereunder and, in particular, shall not incorporate Licensor’s name, or the Proprietary Subject Matter, in the Licensee’s corporate or business name in any manner whatsoever. Licensee agrees that in using the Proprietary Subject Matter it will in no way represent that it has any rights, title and/or interest in or to the Proprietary Subject Matter other than those expressly granted under the terms of this Agreement. Licensee further agrees that it will not use, either during or after the Term, of any configuration, trademark, trade name, or other designation confusingly or substantially similar to the Proprietary Subject Matter.

23. Indemnification.

       23.1 During and after the Term hereof, Licensor shall indemnify and hold harmless, Licensee and its parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents, and all persons whose names and/or likeness are licensed hereunder (each, an “Indemnitee” and collectively “Indemnitees”) from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) (“Claim”) arising out of or in connection with (i) any breach of any representation, warranty, or covenant made by Licensor hereunder, or (ii) the failure of Licensor to perform any of its covenants or obligations contained in this Agreement. If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a claim against Licensor pursuant to this Paragraph 23.1, then the Indemnitee shall give prompt written notice of such Claim to the Licensor. Licensor, at Licensor’s own expense, shall have the option to assume the defense of such Claim. If Licensor assumes the defense of such Claim, (i) Licensor shall keep the Indemnitee informed of all material developments and events relating to such Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim but such participation shall not be deemed to give the Indemnitee the right to control such defense, (iii) the Indemnitee shall cooperate as reasonably requested by Licensor in the defense of such Claim, and (iv) Licensor shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If Licensor fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensor shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys’ fees which may include, without limitation, an allocation for in-house counsel) as such expenses are incurred, relating to the defense of such Claim. In no event shall Licensee be liable for any consequential damages arising out of same. The foregoing indemnity shall not be construed to cover any claim with respect to which Licensee has committed to indemnify Licensor under Paragraph 23.2 below.

       23.2 During and after the Term hereof, Licensee shall indemnify and hold harmless, Licensor, and Licensor’s Representative, , Jason Dussault and Jason Dussault’s Partner's Representative, and their respective parents, subsidiaries, affiliates, officers, directors, representatives, employees and agents, and all persons whose names and/or likeness are licensed hereunder (each, an “Indemnitee” and collectively “Indemnitees”) from and against any and all claims, liabilities, demands, causes of action, judgments, settlements and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) (“Claim”) arising out of or in connection with (i) the design, manufacture, packaging, distribution, shipment, advertising, promotion, sale or exploitation of the Articles (including, but not limited to the use of any intellectual property other than the Proprietary Subject Matter), (ii) any breach of any representation, warranty, or covenant made by Licensee hereunder, or (iii) the failure of Licensee to perform any of its covenants or obligations contained in this Agreement provided, however, that in the event Licensor manufactures Articles for sale by Licensee, Licensee’s indemnification obligations under this paragraph shall not include any claim arising out of or in connection with the design, manufacture, packing, distribution, shipment, advertising, promotion, sale or exploitation of the Articles which is not attributable to Licensee’s negligence or willful act or omission. In no event shall Licensee be liable for any consequential damages arising out of same. Without limiting the generality of the foregoing, Licensee’s indemnity shall specifically apply to claims relating to or based upon defects in the Articles, whether hidden or obvious, and despite Licensor’s approval of the Articles, it being agreed that any governmental order of recall or injunction against distribution and/or sale shall, as between Licensee and Licensor, be deemed conclusively proof of such defect for the proposes of invoking Licensee’s indemnity hereunder. The foregoing indemnity shall not be construed to cover any claim with respect to which the Licensor has committed to indemnify Licensee under Paragraph 23.1 above. If any Claim is initiated against any Indemnitee with respect to which such Indemnitee may make a claim against Licensee pursuant to this Paragraph 23.2, then the Indemnitee shall give prompt written notice of such Claim to the Licensee. Licensee, at Licensee’s own expense, shall have the option to assume the defense of such Claim. If Licensee assumes the defense of such Claim, (i) Licensee shall keep the Indemnitee informed of all material developments and events relating to such Claim, (ii) the Indemnitee shall have the right to participate, at its own expense, in the defense of such Claim but such participation shall not be deemed to give the Indemnitee the right to control such defense), (iii) the Indemnitee shall cooperate as reasonably requested by Licensee in the defense of such Claim, and (iv) Licensee shall not settle such Claim without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld. If Licensee fails to assume the defense of such Claim, or fails to diligently defend such Claim, Indemnitee may assume the defense of such Claim and Licensee shall reimburse Indemnitee for all reasonable expenses (including reasonable attorneys’ fees) as such expenses are incurred, relating to the defense of such Claim.

24. Insurance.

     Licensee shall at all times while this Agreement is in effect and for two (2) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier with a Best rating of at least “B,” insurance, including, without limitation, products liability, personal injury, and advertising, which includes as additional insureds Licensor, Jason Dussault and its Representative and their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents, Jason Dussault and its Representative and their respective parents, subsidiaries, affiliates, officers, directors, employees, representatives and agents. The amount of coverage shall not be less than the amount specified in Paragraph 14 combined single limit (net of any deductible amount) for each single occurrence. The policy shall provide for thirty (30) days written notice to Licensor and its Representative from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Upon execution of this Agreement, Licensee shall furnish Licensor and with a certificate of insurance issued by the carrier evidencing the same. In no event shall Licensee manufacture, advertise, distribute or sell any Articles prior to Licensor’s receipt of such certificate of insurance.

25. Artwork; Approvals; Samples; Quality Control.

    25.1 Licensee undertakes that the Articles as well as all packaging, hang tags, labels, press releases, advertising, promotion, display or other materials of any and all types prepared by Licensee in connection with the Articles (collectively the “Collateral Materials”) shall be subject to Licensor’s prior approval and shall be of the highest standard and quality. Notwithstanding the foregoing, any Collateral Material which is not approved in writing by both Licensor shall be deemed disapproved. Licensee shall also ensure and be solely responsible that all Articles and the manufacture, distribution, sale, promotion and advertisement thereof comply with all federal, state and local laws and regulations.

     25.2 Licensor shall supply Licensee with its standard package of photographs, transparencies, designs, materials, and artwork, as applicable, embodying the Proprietary Subject Matter (“Artwork”) for Licensee’s use in the Articles or in the Collateral Materials. If Licensee has supplemental requests for Artwork which results in an additional expense to Licensor, Licensee shall pay Licensor for its out-of-pocket costs in duplication and providing such Artwork to Licensee.

     25.3 Licensee shall furnish to Licensor, without charge, a minimum number of samples of each finished Article from the first production run, together with its Collateral Materials, as is specified in this Agreement. Licensee shall not sell, ship, or distribute any Articles until all such samples have been furnished to Licensor. No Royalties shall be due or payable on all finished samples furnished to Licensor or on any Articles sold to Licensor under Paragraph 16 above.

     25.5 Licensee shall allow Licensor or its representative to enter Licensee’s premises and all manufacturing facilities during regular business hours, upon three (3) business days’ notice, for the purpose of inspecting the Articles, the Collateral Materials, and the facilities in which they are manufactured and packaged. In the event that the quality standards hereinabove referred to are not met, Licensee shall, upon written notice from Licensor, discontinue the manufacture and distribution of such Articles and/or the Collateral Materials related thereto, unless Licensee shall have remedied such failure of quality to Licensor’s satisfaction within twenty (20) business days after Licensee’s receipt of notice thereof; failure to effect such remedial measures shall entitle Licensor to terminate this Agreement upon notice to Licensee and in such event , subject to Licensee’s right to terminate this Agreement in Paragraph 13 above,Licensee shall pay to Licensor the amount of the Guarantee, less any Royalties previously paid to Licensor under this Agreement.

26. Reserved Rights.

    26.1 Licensor and Jason Dussault reserve all rights not expressly granted to Licensee hereunder, including but not limited to the right to use and/or license other trademarks owned by Licensor or Jason Dussault to any third party for apparel items or otherwise and to use and/or license the Proprietary Subject Matter to third parties for any goods or services not included within the definition of “Articles.”

     26.2 Licensor shall not be prevented form granting third parties the right to use the Proprietary Subject Matter in any manner whatsoever, except as otherwise provided herein.

     26.3 It is specifically acknowledged by Licensee that all personal, publicity and other rights of Licensor not granted in Paragraph 3, shall not be included in the definition of Proprietary Subject Matter and the use thereof is not licensed herein.

27. Manufacture and Distribution.

     27.1 The Proprietary Subject Matter may only be used in connection with the manufacture, actual packaging and advertising, promotion and distribution of the Articles.

     27.2 Licensee shall be entitled to sublicense the right to manufacture Articles to any third party (“Supplier”), within or without the Territory in whole or in part, with Licensor’s prior written consent. Licensee represents and warrants that it shall familiarize each such Supplier with the terms and conditions of this Agreement as they apply to such Supplier. In addition, Licensee acknowledges and agrees that Licensee’s use of any such Supplier shall in no way derogate from or relieve Licensee of any of its obligations under this Agreement. Licensee further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of all such Suppliers taken pursuant to Licensee’s direction with respect to the Articles. Furthermore, if Licensor so requests, Licensee shall cause each such Supplier to sign an agreement with Licensee for the manufacture of the Articles, in whole or in part, in a form satisfactory to Licensor and which shall preclude each such Supplier from making any claim against or bringing any suit or proceeding against for any reason whatsoever.

     27.3 The Proprietary Subject Matter shall not be used in conjunction with any other musical artist or group, name, character, symbol, design, likeness or literary or artistic material, except that actual representations of an Article and its packaging may be shown in advertising showing other Articles sold by Licensee, provided such use is not made in a manner that may be likely to cause doubt or confusion in the minds of the public as to the ownership of the Proprietary Subject Matter, and in no event may the Articles be packaged for sale with other articles.

     27.4 Upon request by Licensor and upon ten (10) business days prior written notice to Licensee, Licensee agrees to provide Licensor with any and all lists compiled by Licensee in connection with Licensee’s marketing of the Articles hereunder of names and addresses of customers or potential customers thereof, including but not limited to any so-called registration cards as completed and sent to Licensee by purchasers of the Articles hereunder.

28. Representations and Warranties.

    28.1 Licensor represents and warrants to Licensee as follows: (i) Licensor owns or controls all rights in and to the Proprietary Subject Matter; and (ii) Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder. Licensor makes no representation or warranty as to the amount of receipts Licensee will derive.

     28.2 Licensee represents and warrants to Licensor as follows: (i) Licensee has full power and authority to enter into this Agreement and perform its obligations herein; and (ii) Licensee’s execution, deliver, and performance of this Agreement will not infringe upon the rights of any third party or violate the provisions of any agreement to which Licensee is a party; and (iii) Licensee will perform its obligations and exercise its rights under this Agreement in compliance with all applicable laws. Except as provided in this Agreement Licensee makes no representation or warranty as to the amount of income Licensor will derive from this Agreement or the articles.

29. Termination/Security Interest.

     29.1 In addition to any and all other remedies available to it hereunder, Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee upon the occurrence of any of the following:

               29.1.1 Licensee makes, sells, offers for sale, uses or distributes any Article without having the prior written approval of Licensor as specified in this Agreement or continues to make, sell, offer for sale, use or distribute any Article after receipt of notice from Licensor withdrawing approval for same.

              29.1.2 Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Articles because of safety, health or other hazards or risks to the public.

     29.2 In addition to any and all other remedies available to it hereunder, on seven (7) days prior written notice to Licensee, Licensor may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the seven (7) day notice period), upon the occurrence of any of the following circumstances, provided that during such seven (7) day period, Licensee fails to cure the breach to Licensor’s satisfaction:

               29.2.1 Licensee fails to immediately discontinue the advertising, distribution or sale of Articles which do not contain the appropriate legal legend or notice.

               29.2.2 Licensor breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Proprietary Subject Matter.

               29.2.3 Licensee fails to make timely payment of Royalties when due or fails to make timely submission of Royalty Reports when due.

               29.2.4 Licensee intentionally sells or authorizes the sales of Articles outside the Territory, or knowingly sells the Articles to persons who intend or are likely to resell them outside the Territory.

     29.3 In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor’s satisfaction:

               29.3.1 Licensee fails to obtain or maintain insurance as required under Paragraphs 14 and 24 hereof.

               29.3.2 A petition in bankruptcy is filed by or against Licensee; Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensee discontinues its business; or a receiver is appointed for Licensee or Licensee’s business and such receiver is not discharged within thirty (30) days.

               29.3.3 Licensee violates any of its other obligations or breaches any of its covenants, agreements, representations or warranties hereunder.

     29.4 In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensor, Licensee may terminate this Agreement (in which case such termination shall be effective immediately upon expiration of the thirty (30) day notice period), in the event Licensor breaches any provision of this Agreement and Licensor fails to cure the breach during such thirty (30) day period.

     29.5 In addition to any and all other remedies available to it hereunder, on thirty (30) days prior written notice to Licensee, Licensor may terminate this Agreement with respect to any category of Articles that Licensee has not shipped in commercial quantities to purchasers within the twelve (12) month period immediately preceeding the date of such notice; provided, however, that in the event of such termination, Licensee may sell-off any Articles within such category during the period set forth in Section 30.2.

     29.6 In addition to any and all other remedies available to it hereunder, on one hundred eighty (180) days prior written notice to Licensee, Licensor may terminate this Agreement without cause (in which case such termination shall be effective immediately upon expiration of the one hundred eighty (180) day notice period) at any time within the first twelve (12) months of the Initial Term; provided, however, that in the event of such termination, the sell-off period pursuant to Section 30.2 shall be increased from ninety (90) days to one hundred eighty (180) days.

30. Effect of Termination.

   30.1 Except as otherwise provided in this Agreement, on expiration or termination of this Agreement, all Royalties (including unpaid portions of the Guarantee, if any) shall be immediately due and payable except that Royalties attributable to any then outstanding account receivable shall be payable within thirty days of receipt of same by Licensee and if no payment of same is received within one hundred days of termination Licensor may elect to have assigned to it such portions of the accounts receivable in question that equal the amount of Royalties due to Licensor from same. Except as otherwise provided in this Agreement, termination of this Agreement, or any portion thereof, by Licensor pursuant to Paragraph 29 shall in no way reduce, proportionally or otherwise, the amount required to be paid to Licensor hereunder. Ninety (90) days before the expiration of the Term, and in the event of its sooner termination, ten (10) business days after receipt of notice of termination, a statement showing the number and description of Articles on hand or in process shall be furnished by Licensee to Licensor. Licensor shall have the right to take a physical inventory to ascertain or verify such inventory and statement. Refusal by Licensee to submit to such physical inventory by Licensor and/or failure by Licensee to render the final statement as and when required by this prevision, shall result in a forfeiture by Licensee of Licensee’s right to dispose of its inventory (as provided by Paragraph 30.2 hereof), Licensor retaining all other legal and equitable rights Licensor may have in the circumstances.

     30.2 On expiration of this Agreement or on termination pursuant to Paragraph 29.5 or 29.6 only, Licensee shall have a period of ninety (90) days or one hundred eighty days, as applicable, commencing with the expiration date, in which to sell-off (on a non-exclusive basis) Articles which are on hand or termination in process as of the expiration/termination date; provided, however, (i) Licensee complies with all the terms and conditions of this Agreement, including, but not limited to, Licensee’s obligation to pay Royalties on and to account to Licensor for such sales (such accounting to be provided to Licensor within fifteen (15) days after the expiration of the sell-off period); (ii) Licensee has not manufactured Articles solely or principally for sale during the sell-off period; and (iii) subject to outstanding purchase orders on the date the Term expires or this Agreement is terminated, whichever is earlier, Licensee has given Licensor the opportunity to purchase such Articles at Licensee’s cost of manufacture thereof, which purchase may be of some or all such units, in Licensor’s sole discretion. Licensee shall not dispose of the excess inventory for prices which are less than ninety percent (90%) of the lowest price at which such Articles were sold during the twelve (12) months immediately preceding the date of termination or expiration. Licensee shall not be authorized to dispose of the excess inventory in the sell-off period to the extent that it exceeds ten percent (10%) of the total number of Articles sold during the Term, without Licensor’s prior written consent. During the sell-off period, Licensor may use or license the use of the Proprietary Subject Matter in any manner, at any time, anywhere in the world.

     30.3 On expiration or termination of this Agreement, except as noted in Paragraph 30.2 above, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Licensor. All Artwork and other materials supplied to Licensee by Licensor hereunder shall be immediately returned to Licensor at Licensee’s expense. Except as noted in Paragraph 30.2 above, all remaining Articles and component parts thereof shall be destroyed Licensee shall, within five (5) business days after such destruction, deliver to Licensor a certificate of destruction evidencing same. Licensee agrees that (i) its failure to cease the manufacture, sale and/or distribution of Articles upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

     30.4 Upon expiration or termination of this Agreement, (i) if the Underlying Agreement specifies that the license granted hereunder is an exclusive license, Licensor shall be free to license others to use the Proprietary Subject Matter in connection with the manufacture, sale, distribution and promotion of the Articles in the Territory (it being acknowledged that Licensor has the full and complete right to do so during the Term if the license granted is a non-exclusive License), and (ii) Licensee shall refrain from further use of the Proprietary Subject Matter in connection with the manufacture, sale, distribution or promotion of Licensee’s products except as permitted in Paragraph 30.2 above. It shall not be a violation of any right of Licensee if Licensor should at any time during the Term enter into negotiations with another to license use of the Proprietary Subject Matter in respect to the Articles within the Territory provided that, in the event that the license granted to Licensee hereunder is an exclusive license, it is contemplated that such prospective license shall commence after termination of the Agreement.

31. Notices.

     All notices, demands, contracts or waivers hereunder shall be given in writing by mail, messenger, overnight air courier, e-mail, or telefax addressed as indicated in the Underlying Agreement or as otherwise indicated in writing by a party hereto. The date of messengering or telefaxing shall be deemed to be the date of service. Three (3) business days from the date of mailing shall be deemed to be the date of service for mailed notices. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices.

32. No Modification; Waiver.

     The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a breach or default hereunder shall be deemed a waiver of such party of a subsequent breach or default of alike or similar nature.

33. Entire Agreement.

     This Agreement shall constitute the entire understanding of the parties with respect to the subject matter, superceding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

34. Relationship of the Parties.

     This Agreement does not appoint either party as the agent of the other party, or create a partnership of joint venture between the parties.

35. Governing Law.

     This Agreement shall be construed and interpreted pursuant to the laws of the State of Nevada and the parties hereto submit and consent to the jurisdiction of the courts of the State of Nevada, including the Federal Courts located therein, should Federal jurisdiction requirements exist, in any action brought to enforce (or otherwise relating to) this Agreement. Licensee hereby consents to the exclusive jurisdiction of any State or Federal court empowered to enforce this Agreement in the State of Nevada, Clark County, and waives any objection thereto on the basis of personal jurisdiction or venue. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude Licensor from bringing an action in any appropriate forum to enforce the terms and provisions of this Agreement.

36. Severability.

     If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such decision shall not affect the validity or enforceability of any of the remaining provisions, which remaining provisions shall continue to have full force and effect.

37. Confidentiality.

     Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, Licensee shall not publicly divulge or announce, or in any manner disclose to any third party, any information or matters revealed to Licensee pursuant hereto, or any of the specific terms and conditions (including but not limited to Royalty Rates, Guarantees and Net Sales of Articles) of this Agreement.

38. Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement. Copies of this Agreement, including facsimile copies may be used in lieu of the originals for all purposes. If a party signs this Agreement and then transmits an electronic facsimile of the signature page to any other party, that party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

39. Further Assurances.

     The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided.

40. Headings.

     The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

41. Assignment.

     Licensee’s rights and obligations hereunder are personal to Licensee and shall not be assigned to any affiliate of Licensee (including, without limitation, subsidiary and parent companies, and partnerships, joint ventures and the like, in which Licensee has an interest) or to any third party. Except as permitted by Paragraph 27.2 of this Agreement, Licensee’s rights and obligations hereunder shall not be sublicensed, assigned, mortgaged or otherwise transferred or encumbered by Licensee or by operation of law unless otherwise previously agreed in writing by Licensor. Licensor may not assign this Agreement to any person without the prior written consent of Licensee.

42. Equitable Remedies.

     Licensee acknowledges that its failure to perform any of the material terms and conditions of this Agreement shall result in immediate and irreparable damage to Licensor. Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof, Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law or in equity.

End of Additional Terms and Conditions.